As filed with the Securities and Exchange Commission on August 9, 2002


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of report (date of earliest event reported): August 9, 2002

Commission File          Exact name of registrant as specified in its charter,          I.R.S. Employer
   Number               state of incorporation, address of principal executive       Identification Number
                                     offices, and telephone number

   1-15929                             Progress Energy, Inc.                            56-2155481
                                     410 S. Wilmington Street
                                Raleigh, North Carolina 27601-1748
                                     Telephone: (919) 546-6411
                              State of Incorporation: North Carolina


      The address of the registrant has not changed since the last report.

ITEM 5.  OTHER EVENTS

Safe Harbor For Forward-Looking Statements

We have included in this 8-K, statements containing "forward-looking information," as defined by the Private Securities Litigation Reform Act of 1995. We have used the words "anticipate," "intend," "may," "expect," "believe," "plan," "will," "estimate," "should" and variations of such words and similar expressions in this 8-K to identify such forward-looking statements. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Any statement containing forward-looking information speaks only as of the date on which it is made; and, except to fulfill our obligations under the U.S. securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made. Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance are discussed under the heading "Risk Factors." All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. It is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business. New factors emerge from time to time, and may be found in the future SEC filings incorporated by reference in this prospectus. All of our forward-looking statements should be considered in light of these factors.

Risk Factors

Before purchasing shares of Progress Energy common stock you should carefully consider the following risk factors as well as the other information contained in this prospectus and the information incorporated by reference in order to evaluate an investment in Progress Energy common stock.

Risks Related to the Energy Industry
------------------------------------

We are subject to complex government regulation, which may have a negative impact on our business and our results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence our operating environment and may affect our ability to recover costs from utility customers. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws, however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations.

The Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission ("NRC"), the Environmental Protection Agency ("EPA"), the North Carolina Utilities Commission ("NCUC"), the Florida Public Service Commission ("FPSC"), and the South Carolina Public Service Commission ("SCPSC") regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers. Our system also is subject to the jurisdiction of the SEC under PUHCA. The rules and regulations promulgated under PUHCA impose a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company like ours to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules require that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

We are unable to predict the impact on our business and operating results from future regulatory activities of these federal, state and local agencies. Changes in regulations or the imposition of additional regulations could have a negative impact on our business and results of operations.

We are subject to numerous environmental laws and regulations which may increase the cost of operations, impact our business plans, or expose us to environmental liabilities.

We are subject to numerous environmental regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

Recent events in the energy markets that are beyond our control may have negative impacts on our business.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the filing of bankruptcy by the Enron Corporation, and investigations by governmental authorities into energy trading activities, companies generally in the regulated and unregulated utility businesses have been under an increased amount of public and regulatory scrutiny. The capital markets and ratings agencies also have increased their level of scrutiny. Allegations against various energy trading companies of "round trip" transactions, may have a negative affect on the industry. We believe that we are complying with all applicable laws and we have taken steps to avoid these events, but it is difficult or impossible to predict or control what effect these types of disruptions in the energy markets may have on our business or our access to the capital markets.

Deregulation or restructuring in the electric industry may result in increased competition and unrecovered costs which could adversely affect our utilities' businesses.

Increased competition resulting from restructuring efforts could have a significant adverse financial impact on us and our utility subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower costs, including the cost of electricity. Retail competition and the unbundling of regulated energy and gas service could have a significant adverse financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. Because we have not previously operated in a competitive retail environment, we cannot predict the extent and timing of entry by additional competitors into the electric markets. Movement toward deregulation in North Carolina, South Carolina and Florida has slowed as a result of recent developments, including developments related to electric deregulation in California and other states. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows.

One of the major issues to be resolved from deregulation is who would pay for stranded costs. Stranded costs are those costs and investments made by utilities in order to meet their statutory obligation to provide electric service, but which could not be recovered through the market price of electricity following industry restructuring. The amount of such stranded costs that we might experience would depend on the timing of, and the extent to which, direct competition is introduced, and the then-existing market price of energy. If both our electric utilities and our gas utility were no longer subject to cost-based regulation and it was not possible to recover stranded costs, our financial position and results of operations could be adversely affected.

Additionally, the electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utilities Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, and due to the trading of energy futures contracts on various commodities exchanges. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. The impact could vary depending on the extent to which additional generation is built to compete in the wholesale market, new opportunities are created for us to expand our wholesale load, or current wholesale customers elect to purchase from other suppliers after existing contracts expire. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect competition to steadily increase. As competition continues to increase, our financial position and results of operations could be adversely affected.

The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, may materially impact our operations, cash flows or financial position.

On December 20, 1999, FERC issued Order No. 2000 on RTOs. This order required public utilities that own, operate or control interstate electricity transmission facilities to file either a proposal to participate in an RTO or an alternative filing describing efforts and plans to participate in an RTO. To date, our electric utilities have responded to the order as follows:

     o CP&L and other investor owned utilities filed applications with the FERC, NCUC, and SCPSC for approval of an RTO, currently named GridSouth.

     o Florida Power and other investor owned utilities filed applications with the FERC and the FPSC for approval of an RTO, currently named GridFlorida.

On November 7, 2001, FERC issued an order providing guidance on continued processing of RTO filings. In this order, FERC recognized that it would not be possible for all RTOs to be operational by December 15, 2001 as set forth in Order No. 2000, therefore, FERC stated that they would address in future orders the establishment of a timeline for the RTO progress in each region of the country.

Florida Power is continuing to make progress towards the development of its RTO. CP&L and the other GridSouth Companies withdrew their RTO application before the NCUC and SCPSC pending the review of FERC's Standard Market Design NOPR released on July 31, 2002. A determination about refiling will be made at a later date. The actual structure of GridSouth, GridFlorida or any alternative combined transmission structure and the date it will become operational depends upon the resolution of all regulatory approvals and technical issues. Given the uncertainty of the ultimate timing, structure and operations of GridSouth, GridFlorida or an alternate combined transmission structure, we cannot predict whether their creation will have any material adverse effect on our future consolidated results of operations, cash flows or financial position.

Our results of operations can be affected by changes in the weather.

Our results of operation can be affected by changing weather conditions. Weather conditions in our service territories, primarily North Carolina, South Carolina, and Florida, directly influence the demand for electricity and natural gas and affect the price of energy commodities. Furthermore, severe weather in these states, such as hurricanes, thunder storms and snow storms, can be destructive, causing outages, downed power lines and property damage, and requiring us to incur additional and unexpected expenses.

Our operating results may fluctuate with the economy or on a seasonal or quarterly basis.

Our business is impacted by fluctuations in the macroeconomy. For the year ended December 31, 2001 and the three months ended March 31, 2002, commercial and industrial customers represented approximately 37% of our electric revenues. As a result, changes in the macroeconomy can have negative impacts on our revenues. As our commercial and industrial customers experience economic hardships, our revenues can be negatively impacted.

Electric power demand is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities we acquire and the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. While we believe that our North Carolina, South Carolina, and Florida markets complement each other during normal seasonal fluctuations, unusually mild weather could diminish our results of operations and harm our financial condition.

Risks Related to Us and Our Business
------------------------------------

As a holding company, we are dependent on upstream cash flows from our subsidiaries to meet our ongoing financial obligations.

We are a holding company and as such, we have no operations of our own. Our ability to meet our financial obligations is primarily dependent on the earnings and cash flows of our operating subsidiaries and their ability to pay upstream dividends or to repay funds to us. Prior to funding us, our subsidiaries have financial obligations that must be satisfied, including among others, debt service, preferred stock dividends and obligations to trade creditors.

There are inherent potential risks in the operation of nuclear facilities.

We own and operate five nuclear units through our subsidiaries, CP&L (four units) and Florida Power (one unit), that represent approximately 4,048 megawatts, or 19% of our generation capacity. Our nuclear facilities are subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks. We maintain decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks, however, it is possible that damages could exceed the amount of our insurance coverage.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could require us to make substantial capital expenditures at our nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Our facilities require licenses that need to be renewed/extended in order to continue operating. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our business is dependent on our ability to successfully access capital markets.

We rely on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

     o    an economic downturn;
     o    the bankruptcy of an unrelated energy company;
     o    capital market conditions generally;
     o    market prices for electricity and gas;
     o terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or
     o    the overall health of the utility industry.

Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

Increases in our leverage could adversely affect our financial condition.

Our cash requirements arise primarily from the capital intensive nature of our electric utilities, as well as the expansion of our diversified businesses, primarily those of Progress Ventures. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. Portions of our commercial paper are backed by our credit facilities and have, accordingly, been reclassified as long-term debt. As of March 31, 2002, commercial paper and long-term debt balances for Progress Energy and its subsidiaries were as follows (in millions):

                                                                             Commercial Paper
                                                                             Reclassified as         Total Long-Term
                Company                    Outstanding Commercial Paper       Long-Term Debt            Debt, Net
                -------                                          ------       --------------            ---------
----------------------------------------- ------------------------------- ----------------------- ----------------------
Progress Energy, unconsolidated (b)                 $1,098.2                     $   450.0             $4,421.0
----------------------------------------- ------------------------------- ----------------------- ----------------------
CP&L                                                $  504.5                     $   504.5             $3,203.1
----------------------------------------- ------------------------------- ----------------------- ----------------------
Florida Power                                       $  231.9                     $   200.0             $1,595.1
----------------------------------------- ------------------------------- ----------------------- ----------------------
Other Subsidiaries (c)                              $     --                     $      --             $  602.8
                                                    ------------                  ------------         ---------
----------------------------------------- ------------------------------- ----------------------- ----------------------
  Progress Energy, consolidated                     $1,834.6 (d)                  $1,154.5              $9,822.0 (a)
----------------------------------------- ------------------------------- ----------------------- ----------------------

(a) Net of current portion, which at March 31, 2002, was $703.4 million on a consolidated basis.
(b) Represents solely the outstanding indebtedness of the holding company.
(c) Includes the following subsidiaries: Progress Ventures, Inc. ($120.0), Florida Progress Funding Corporation ($260.9), and Progress Capital Holdings, Inc. ($221.9).
(d) Of this amount, $680.1 million is classified as short-term debt.

Progress Energy and its subsidiaries have an aggregate of six committed credit lines that support our commercial paper programs totaling $1.945 billion. While our financial policy precludes us from issuing commercial paper in excess of our credit lines, as of March 31, 2002, we had an aggregate of approximately $110.4 million available for future borrowing under our credit lines. Progress Energy and Florida Power have two uncommitted credit lines for up to $300 million and $100 million, respectively. As of March 31, 2002, Progress Energy had $125 million outstanding under its uncommitted line of credit. In addition, as of March 31, 2002, Progress Energy, CP&L and Florida Power each have shelf registration statements on file with the SEC that permit the issuance of various debt securities up to an additional $2.494 billion (of which $800 million was issued in April 2002), $1 billion (of which $500 million was issued in July
2002) and $700 million, respectively.

Our credit lines impose various limitations that could impact our liquidity. Our credit facilities include defined maximum total debt to total capital ratios. As of March 31, 2002, the maximum and actual ratios were as follows:



          Company            Maximum Ratio        Actual Ratio
--------------------------------------------------------------------------
       Progress Energy            70%                  65.6%
--------------------------------------------------------------------------
       CP&L                       65%                  55.2%
--------------------------------------------------------------------------
       Florida Power              65%                  46.3%
--------------------------------------------------------------------------

In the event our capital structure changes such that we approach the maximums, our access to capital and additional liquidity will decrease. A limitation in our liquidity would have a material adverse impact on our business strategy and our ongoing financing needs. Furthermore, the two Progress Energy credit lines and the two Florida Power credit lines include provisions that allow the lenders to refuse to advance funds in the event of a material adverse change in the respective company's financial condition.

Our indebtedness also includes several cross-default provisions which could significantly impact our financial condition. Progress Energy's and Florida Power's credit facilities include cross-default provisions for defaults of indebtedness in excess of $10 million. CP&L's credit facilities include cross-default provisions for defaults of indebtedness in excess of $10 million; these provisions only apply to other obligations of CP&L and its subsidiaries, not other affiliates of CP&L. Additionally, certain of Progress Energy's long-term debt indentures contain cross-default provisions for defaults of indebtedness in excess of $25 million; these provisions apply only to other obligations of Progress Energy, not its subsidiaries. In the event that either of these cross-default provisions were triggered, the lenders could accelerate payment of any outstanding debt. Any such acceleration would cause a material adverse change in the respective company's financial condition. Certain agreements underlying our indebtedness also limit our ability to incur additional liens or engage in certain types of sale and leaseback transactions.

Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     o    increasing the cost of future debt financing;

     o making it more difficult for us to satisfy our existing financial obligations;

     o limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

     o increasing our vulnerability to adverse economic and industry conditions;

     o requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     o placing us at a competitive disadvantage compared to our competitors that have less debt.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., of "BBB" (negative outlook) and by Moody's Investors Service, Inc. of "Baa1" (negative outlook). CP&L's senior unsecured debt has been assigned a rating by S&P of "BBB+" (negative outlook) and by Moody's of "Baa1" (stable outlook). Florida Power's senior unsecured debt has been assigned a rating by S&P of "BBB+" (negative outlook) and by Moody's of "A-2" (stable outlook). While our non-regulated operations, including those conducted through our Progress Ventures business unit, have a higher level of risk than our regulated utility operations, we will seek to maintain a solid investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings, or those of CP&L and Florida Power, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs which would diminish our financial results. We would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. A downgrade would require substantial support from letters of credit or cash collateral and otherwise have a material adverse effect on our business, financial condition and results of operations. If our short-term rating were to fall below A-2 or P-2, the current ratings assigned by S&P and Moody's, respectively, it would significantly limit our access to the commercial paper market. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities or those of CP&L or Florida Power and that each rating should be evaluated independently of any other rating.

The use of derivative contracts in the normal course of our business could result in financial losses that negatively impact our results of operations.

We use derivatives including futures, forwards and swaps, to manage our commodity and financial market risks. In the future, we could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the value of the reported fair value of these contracts.

Our results of operations and cash flows may be materially and adversely affected if the Internal Revenue Service ("IRS") denies or otherwise makes unusable the Section 29 tax credits related to our coal and synthetic fuels businesses.

Through Progress Ventures, we produce synthetic fuel from coal. The production and sale of the synthetic fuel qualifies for tax credits under Section 29 of the Internal Revenue Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. All of our synthetic fuel facilities have received favorable private letter rulings from the Internal Revenue Service (IRS) with respect to their operations. These tax credits are subject to review by the IRS, and if we failed to prevail through the administrative or legal process, there could be a significant tax liability owed for previously taken Section 29 credits, with a significant impact on earnings and cash flows. Tax credits for the year ended December 31, 2001 and the six months ended June 30, 2002, were $349.3 million and $175.1 million, respectively, offset by operating losses, net of tax, of $163.8 million and $91.9 million, respectively, for the same periods. One synthetic fuel entity, Colona Synfuel Limited Partnership, L.L.L.P., from which we (and Florida Progress prior to our acquisition) have been allocated approximately $220 million in tax credits to date, is being audited by the IRS. Total Section 29 credits generated to date are approximately $781 million. In management's opinion, we are complying with the private letter rulings and all the necessary requirements to be allowed such credits under Section 29 and believe it is likely, although we cannot be certain, that we will prevail if challenged by the IRS on any credits taken. The current Section 29 tax credit program will expire in 2007.

Changes in the telecommunications business may affect the future returns we expected from our Progress Telecom and Caronet, Inc. ventures.

Our current strategy in the telecommunications business is based upon our ability to deliver broadband telecommunication services to our customers in markets from Miami, Florida to New York City. The market for these services, like the telecommunications industry in general, is rapidly changing and a number of participants in this segment have had substantial financial problems. We cannot assure that growth in demand for these services will occur as expected. If the market for these services fails to grow as quickly as anticipated or becomes more saturated with competitors, the telecommunications business may be adversely affected. Furthermore, due to the recent decline of the telecommunications industry, we have initiated a valuation study to assess the recoverability of Progress Telecom's and Caronet's long-lived assets, which totaled approximately $288 and $111 million, respectively, at June 30, 2002. We expect to record an impairment in the third quarter.

There is a risk that we will not successfully integrate newly acquired businesses into our operations as quickly or as profitably as expected.

Our ability to successfully make strategic acquisitions and investments will depend on:

     o the extent to which acquisitions and investment opportunities become available;

     o    our success in bidding for the opportunities that do become available;

     o    regulatory approval of the acquisitions on favorable terms; and

     o    our access to capital and the terms upon which we obtain capital.

If we are unable to make strategic investments and acquisitions we may be unable to realize the growth we anticipate. Our ability to successfully integrate acquired businesses into our operations will depend on the adequacy of our implementation plans and our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

There are risks involved with the construction and operation of our wholesale plants.

As of June 1, 2002, we had approximately 1500 megawatts of wholesale generation in commercial operation. We intend to expand our wholesale generation to approximately 3,100 megawatts by 2003. We will add a significant portion of this future capacity through construction by Progress Ventures. We also may transfer generating assets from our regulated subsidiaries to our unregulated wholesale portfolio. We currently have flexible plans to add wholesale generation capacity as market conditions warrant after 2003.

The construction and operation of wholesale generation facilities is subject to many risks including those listed below. During the execution and completion of our wholesale generation expansion strategy, these risks will intensify. These risks include:

     o Construction delays that may impact our ability to generate sufficient cash flow and may have an adverse effect on our operations. If we encounter significant construction delays, any liquidated damages, contingency funds, or insurance proceeds may not be sufficient to service our related project debt.

     o Our wholesale facilities will be dependent on third parties under construction agreements, power purchase agreements, fuel supply and transportation agreements, and transmission grid connection agreements. If such third parties breach their obligations to us, our cash flow and ability to make payments of interest and principal on our outstanding debts may be impaired. Any material breach by any of these parties of their obligations under the project contracts could adversely affect our cash flows and could impair our ability to make payments of principal of and interest on our indebtedness.

     o Agreements with our counter-parties frequently will include the right to terminate and/or withhold payments or performance under the contracts if specific events occur. If a project contract were to be terminated due to nonperformance by us or by the other party to the contract, our ability to enter into a substitute agreement having substantially equivalent terms and conditions is uncertain.

     o Because many of our facilities are new construction and have no operating history, various unexpected events may increase our expenses or reduce our revenues and impair our ability to service the related project debt. As with any new business venture of this size and nature, operation of our facility could be affected by many factors, including start-up problems, the breakdown or failure of equipment or processes, the performance of our facility below expected levels of output or efficiency, failure to operate at design specifications, labor disputes, changes in law, failure to obtain necessary permits or to meet permit conditions, government exercise of eminent domain power or similar events and catastrophic events including fires, explosions, earthquakes and droughts.

     o Frequently our facilities will enter into power purchase agreements to sell all or a portion of the facility's generating capacity. Following the expiration of a power purchase agreement, the facility will generally become a merchant facility. Our merchant facilities may not be able to find adequate purchasers or otherwise compete effectively in the wholesale market. Additionally, numerous legal and regulatory limitations restrict our ability to operate a facility on a wholesale basis.

As our energy marketing and trading operations expand, we will become increasingly subject to risks that impact our revenues and results of operations, many of which are beyond our control.

As our fleet of wholesale unregulated plants grow, we expect to sell energy into the spot market or other competitive power markets or on a contractual basis. We also will enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. These contracts do not guarantee us any rate of return on our capital investments through mandated rates, and our revenues and results of operations from these contracts are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices can fluctuate substantially over relatively short periods of time. Trading margins may erode as markets mature and should volatility decline, we can have diminished opportunities for gain. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices also may be volatile, and the price we can obtain for power sales may not change at the same rate as fuel costs changes. These factors could reduce our margins and therefore diminish our revenues and results of operations.

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Volatility in market prices for fuel and power may result from:

     o    weather conditions;
     o    seasonality;
     o    power usage;
     o    illiquid markets;
     o    transmission or transportation constraints or inefficiencies;
     o    availability of competitively priced alternative energy sources;
     o    demand for energy commodities;
     o natural gas, crude oil and refined products, and coal production levels; o natural disasters, wars, embargoes and other catastrophic events; and o federal, state and foreign energy and environmental regulation and legislation.




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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PROGRESS ENERGY, INC.

                                     Registrant

                                     By:     /s/ Robert H. Bazemore, Jr.
                                             -----------------------------------
                                     Robert H. Bazemore, Jr.
                                     Vice President and Controller
                                     (Chief Accounting Officer)


Date:  August 9, 2002